Exhibit 10.1

Hand Delivered

November 21, 2007

Mr. Bernard M. Gordon
Chairman of the Board of Directors
Analogic Corporation
8 Centennial Drive
Peabody, MA 01960

Dear Bernie:

I am sending you this letter to acknowledge my and the rest of the Analogic Board of Directors’ appreciation for the role you played during fiscal year 2007 in stabilizing Analogic’s operations, and subsequently, assuring a smooth transition to me of the Chief Executive Officer responsibilities. When you first accepted the interim Chief Executive Officer role, it was understood that you would spend approximately half of your time here at Analogic, and the other half at Neurologica. In reality, however, you spent far more than half of your time here at Analogic. Furthermore, your valuable service in the capacity of Advisor to the President from May through July 2007 (and since that time as Chairman of the Board) has enabled me to accelerate the pace of my orientation to Analogic’s businesses, customers, employees, culture, etc. This assistance assured a smooth handoff of many of the successful initiatives you had underway while you served as CEO during the prior seven months,. The Board of Directors would like to recognize both your efforts and your success as both Chief Executive Officer and Advisor to the President during fiscal year 2007.

In addition, the Directors would like to acknowledge the long service you provided to Analogic as its Founder and Chief Executive Officer. Recognizing you benefited as a shareholder through the increased value of your founders shares, the Board would also like to recognize the fact that you worked for many years without many of the customary compensation elements typically afforded an individual in the position of Chief Executive Officer, including annual stock awards, supplemental pension benefits, perquisites, etc. In consideration of the above, and of your valuable assistance to me, and of the fact that your tenure as an employee of Analogic has officially come to an end, and of your agreements set forth below, the Board of Directors would like to present you with a special payment of $300,000. Please acknowledge your agreement with the following by signing and returning to me one of the duplicate originals of this letter:

•	With the exception of ongoing Board fees, you acknowledge and agree that Analogic has fully satisfied its financial and other obligations to you arising at any time up to this date, and fully release Analogic from all claims in connection with or related to any and all such obligations.

•	You will continue to abide by all Analogic policies applicable to you as a director, including the Analogic Code of Business Conduct and Ethics, and will acknowledge annually that you will comply with each such policy by executing appropriate documentation to such effect for each year that you continue to serve as a director.

•	You agree you will not directly or indirectly solicit any active employee of Analogic until 2 years from the date of your last employment or one year after you leave Analogic’s Board of Directors, whichever comes later. You will not be considered to have solicited any such employee who voluntarily approaches you or Neurologica and initiates discussions concerning employment.

•	You will provide assistance to the Company from time to time when requested by the Company with respect to litigation to which the Company is a party.

November 21, 2007
Bernard M. Gordon

Bernie, I would like to reiterate my sincere appreciation for your guidance since the time of my arrival at Analogic, and I look forward to a continued fruitful relationship with you both as an advisor and as a fellow Analogic Board member.

Sincerely,

/s/ JAMES W. GREEN
James W. Green, President and CEO

Analogic Corporation

Acknowledged and agreed to:

/s/ BERNARD M. GORDON 11/23/07
Bernard M. Gordon            Date